FOR IMMEDIATE RELEASE                                                                                      Exhibit 99.1

Contact: Anna Lovely Select Comfort Corporation (763) 551-7460 anna.lovely@selectcomfort.com	Mike Ettlemyer GE Consumer Finance (203) 585-6791 Michael.ettlemyer@ge.com

SELECT COMFORT EXTENDS RELATIONSHIP WITH GE CONSUMER FINANCE
Reaches five-year agreement to provide consumer credit

MINNEAPOLIS - (Dec. 27, 2005) - Select Comfort Corporation (NASDAQ: SCSS), the leading bed retailer in the U.S.1 and creator of the Sleep Number® bed, today announced a five-year agreement to extend its consumer financing arrangement with GE Consumer Finance, Retail Sales Finance, a consumer lending unit of the General Electric Company (NYSE:GE).

The agreement extends an existing agreement that dates back to 1999. Under terms of the agreement, GE will manage the risk management, collections and payment processing functions for qualified buyers of the company’s Sleep Number bed and accessories that elect to finance their purchases.

“Select Comfort has been a valuable business partner and we’re delighted to continue this relationship as they continue to grow their business,” said Glenn Marino, president and chief executive officer of GE Consumer Finance's Retail Sales Finance unit. “We look forward to serving their customers with a convenient credit program that will help Select Comfort enhance customer loyalty.”

“GE is a proven leader in the consumer financing industry,” said James C. Raabe, Select Comfort’s chief financial officer. “Extending our relationship will enable us to expand the promotional financing opportunity for our customers, and allow us to leverage the scale provided by our growth and improve operating margins.”

About Retail Sales Finance and GE Consumer Finance

Retail Sales Finance, based in Kettering, Ohio, is part of GE Consumer Finance and provides private label credit card programs, marketing, installment lending and financial services for national and regional retailers in key industries: jewelry, home improvement, powersports, outdoor equipment, automotive/recreational vehicles, consumer electronics and appliances, furniture, floor covering, and health care. With $150 billion in assets, GE Consumer Finance, a unit of General Electric Company, is a leading provider of credit services to consumers, retailers and auto dealers in 47 countries around the world. GE Consumer Finance, based in Stamford, Conn. (USA), offers a range of financial products, including private label credit cards, personal loans, bank cards, auto loans and leases, mortgages, corporate travel and purchasing cards, debt consolidation and home equity loans and credit insurance. More information can be found online at www.geconsumerfinance.com. GE (NYSE: GE) is a diversified technology, media and financial services company dedicated to creating products that make life better. For more information, visit www.ge.com.

About Select Comfort

Founded in 1987, Select Comfort Corporation is the leading bed retailer in the U.S.(1), holding 32 U.S. issued or pending patents for its personalized sleep products. The company designs, manufactures and markets a line of adjustable-firmness mattresses featuring air-chamber technology, branded the Sleep Number® bed, as well as foundations and sleep accessories. Select Comfort’s products are sold through its nearly 400 U.S. retail stores; through selected bedding retailers; through its national direct marketing operations; and on the Internet at www.selectcomfort.com.
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(1)	Top 25 Bedding Retailers, Furniture Today, May 23, 2005